Exhibit 99.1

Celldex Reports Fourth Quarter and Fiscal 2009 Financial Results

- Management to Host Conference Call to Discuss Results and Provide 2010 Outlook Today, Thursday, March 4, at 9:00 a.m. Eastern Time -

NEEDHAM, Mass.--(BUSINESS WIRE)--March 4, 2010--Celldex Therapeutics, Inc. (NASDAQ: CLDX) today reported financial results for the fourth quarter and year ended December 31, 2009. Celldex reported a net loss of $13.5 million, or $0.43 per share, for the fourth quarter of 2009 compared to a net loss of $7.5 million, or $0.47 per share, for the fourth quarter of 2008. The net loss for the fourth quarter of 2009 included one-time expenses of $4.8 million, or $0.15 per share, incurred in connection with the acquisition of CuraGen Corporation (“CuraGen”). For the twelve months ended December 31, 2009, Celldex reported a net loss of $37.1 million, or $1.87 per share, compared to a net loss of $47.5 million, or $3.34 per share, for the twelve months ended December 31, 2008. The net loss for 2009 included one-time expenses of $7.1 million, or $0.36 per share, sustained as a result of the CuraGen acquisition. At December 31, 2009, Celldex reported cash, cash equivalents and marketable securities of $82.5 million, which the Company believes will be sufficient to meet estimated working capital requirements and fund operations into 2012.

“In 2009, Celldex leveraged the power of our Precision Targeted Immunotherapy Platform to expand and advance a promising pipeline of clinical-stage therapeutic programs, and it is gratifying to see this effort yield meaningful progress in the development of novel treatments for patients. In addition, we enhanced our cash position and thereby, strengthened the capital structure of the Company,” said Anthony S. Marucci, President and Chief Executive Officer. “We begin 2010 with four product candidates in clinical development and a fifth positioned to enter clinical studies later this year. These programs will drive a number of potential value enhancing key events over the course of the year and we look forward to updating shareholders on our continued progress and overall strategic initiatives.”

Fourth Quarter and Recent Highlights

  Completed the acquisition of CuraGen, which enhanced our pipeline of oncology-focused antibodies and increased our cash balance by approximately $70.3 million ($57.8 million net of CuraGen’s convertible debt of $12.5 million).
  Announced positive results from a Phase 1/2 study of CDX-011(formerly CR011-vcMMAE), in patients with heavily pre-treated, locally advanced or metastatic breast cancers. As presented at the 32nd Annual CTRC-AACR San Antonio Breast Cancer Symposium in December 2009, the primary efficacy endpoint for the study was met with significant antitumor activity in patients whose tumors express the target GPNMB. In addition, encouraging results were seen in patients with “triple-negative disease” where treatment options are relatively limited due to lack of hormone receptor or HER2-neu expression. CDX-011 utilizes fully human monoclonal antibodies to deliver the potent cellular toxin, MMAE, directly to tumor cells by targeting GPNMB. GPNMB is a glycoprotein associated with cancer progression and recurrence.
  Received a sublicense income payment of $3 million in February 2010 from TopoTarget A/S (NASDAQ-OMX: TOPO.CO) as a result of the recent co-development and commercialization agreement between TopoTarget and Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) for Belinostat, a novel histone deacetylase (HDAC) inhibitor for the treatment of cancer.
  Continued to advance, in partnership with Pfizer, the development of lead candidate CDX-110 in Phase 2 studies in glioblastoma multiforme. CDX-110 is an immunotherapy that targets the tumor specific molecule called EGFRvIII, a functional variant of the epidermal growth factor receptor (EGFR).

Key 2010 Objectives

In 2010, we plan to:

  Report final Phase 1/2 data from a clinical study of CDX-011 in patients with advanced melanoma at the American Society of Clinical Oncology (ASCO) conference in June.
  Report additional results from the Phase 1 clinical study of CDX-1307 in patients with advanced epithelial cancers, including breast, colon and pancreatic cancer at the ASCO conference in June.
  Report preliminary data from the Phase 1/2 clinical study of CDX-1401 in patients with malignant solid tumors that express NY-ESO-1.
  Initiate a randomized Phase 2b clinical study of CDX-1307 in combination with immune modulators in patients with muscle-invasive bladder cancer expressing hCG-beta.
  Initiate an expanded Phase 2b clinical study of CDX-011 in patients with GPNMB-expressing breast cancer including triple negative disease.

Further Financial Highlights

The net loss of $13.5 million for the fourth quarter of 2009 represents an increase of $6.0 million when compared to the net loss for the same period in 2008 and is primarily due to an increase in operating expense as a result of the CuraGen acquisition, an increase in interest expense and a decrease in investment income, partially offset by an increase in revenue. R&D expense in the fourth quarter of 2009 increased by $2.0 million compared to R&D expense in 2008 due primarily to increased personnel-related expenses and laboratory materials and services. G&A expenses in the fourth quarter of 2009 increased by $3.5 million to $6.4 million as compared to $2.9 million in 2008, primarily due to an increase in personnel-related expenses and professional services fees in 2009. G&A expenses for this quarter included approximately $3.8 million, or $0.12 per share, of transaction, severance and integration expenses recorded in connection with the CuraGen acquisition. The increase in cash, cash equivalents and marketable securities of $56.5 million from September 30, 2009 includes approximately $70.3 million received in connection with the CuraGen acquisition, partially offset by fourth quarter net loss of $13.5 million.

The net loss of $37.1 million for 2009 represents an improvement of $10.4 million when compared to the net loss for the same period in 2008, primarily due to the non-cash charge of $14.8 million for purchased in-process R&D recorded in 2008. R&D expense in 2009 increased by $3.5 million compared to R&D expense in 2008. This was primarily a result of combining operations of AVANT and Celldex for the full 2009 year and CuraGen related R&D expense of $2.3 million in the fourth quarter 2009, including severance expense of $0.9 million. R&D expenses included increased personnel-related expenses, clinical trials costs related to CDX-011, CDX-1307 and CDX-1401, preclinical costs and facility-related costs. G&A expenses increased by $2.4 million to $17.1 million in 2009 as compared to G&A expense of $14.7 million in 2008, primarily due to severance expense of $3.3 million in 2009 as a result of the CuraGen acquisition.

Revenues for 2009 increased by $7.7 million compared with revenues for 2008. The increase in product development and licensing revenue in 2009 primarily reflects an increase of $2.3 million in revenue from Pfizer related to CDX-110 in 2009. The increase in contracts and grants revenue in 2009 compared to 2008 primarily reflects increased revenues of $1.4 million for work performed for Rockefeller University. In 2009, Celldex also recognized $7.7 million in product royalty revenue related to offsetting royalty expense payable to Cincinnati Children’s Hospital compared to $3.0 million in 2008.

As of December 31, 2009 Celldex had approximately 31.7 million shares outstanding.

Important Information Related to Celldex’s Financial Results

CuraGen Acquisition Financial Details

On October 1, 2009, CuraGen Corporation, formerly a publicly-traded company, merged with a wholly-owned subsidiary of Celldex (the “CuraGen Merger”). In connection with the CuraGen Merger, Celldex issued a total of 15,722,713 shares of Celldex common stock, assumed stock options exercisable into 931,315 shares of Celldex common stock and assumed the obligation for the $12.5 million in CuraGen 4% convertible subordinated debt due in February 2011. Accordingly, the results of operations of CuraGen were included in the results of operations of Celldex beginning October 1, 2009. CuraGen was then merged into Celldex on December 31, 2009. The Company is currently in the process of finalizing its purchase price accounting, including the assets and liabilities related to the acquisition of CuraGen. As a result, the financial statements presented within this release are subject to change.

AVANT/Celldex Merger Financial Details

On March 7, 2008, privately-held Celldex Therapeutics, Inc. completed its merger with a wholly-owned subsidiary of AVANT Immunotherapeutics, Inc. and, effective October 1, 2008, AVANT changed its name to Celldex Therapeutics, Inc. In connection with the AVANT/Celldex merger, the Company implemented a 1-for-12 reverse stock split of its common stock on March 7, 2008. The merger was accounted for using the purchase method of accounting and was treated as an acquisition by Celldex of AVANT, with Celldex being considered the accounting acquirer even though AVANT was the issuer of common stock and surviving legal entity in the transaction. Because Celldex was determined to be the acquirer for accounting purposes, the historical financial statements of Celldex became the historical financial statements of the Company. Accordingly, the financial statements of the Company prior to the merger reflect the financial position, results of operations and cash flows of pre-merger, privately-held Celldex only.

Webcast and Conference Call

Celldex will host a conference call and live audio webcast at 9:00 AM ET on Thursday, March 4, 2010, to discuss Celldex’s fourth quarter and twelve month 2009 financial results and to provide an update on anticipated research and development and business objectives for 2010. The conference call and presentation will be webcast live over the Internet and can be accessed by logging on to the "News & Events" section of the Celldex Therapeutics website at www.celldextherapeutics.com. The call can also be accessed by dialing 866-770-7051 (within the United States) or 617-213-8064 (outside the United States). The passcode for participants is 90623832.

A replay of the call will be available approximately two hours after the live call concludes through March 18, 2010. To access the replay, dial 888-286-8010 (within the United States) or 617-801-6888 (outside the United States). The passcode is 54358318. The webcast will also be archived on the Company’s website. Additionally, a copy of this press release is available by contacting Investor Relations at 781-433-0771.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is the first antibody-based combination immunotherapy company. Celldex has a pipeline of drug candidates in development for the treatment of cancer and other difficult-to-treat diseases based on its antibody focused Precision Targeted Immunotherapy Platform. The PTI Platform is a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators used in optimal combinations to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of CDX-110, CDX-1307, CDX-011, CDX-1135 (formerly TP10), CDX-1401, Belinostat and other products. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully integrate the businesses, multiple technologies and programs of CuraGen and Celldex; our ability to adapt APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to successfully complete product research and further development of our programs; our development partners’ willingness to make annoncements with respect to co-developed products; the uncertainties inherent in clinical testing; our ability to manage research and development efforts for multiple products at varying stages of development; Pfizer’s and our strategy and business plans concerning the continued development and commercialization of CDX-110; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company's programs to continue to develop; our ability to obtain additional capital on acceptable terms, or at all; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

CELLDEX THERAPEUTICS, INC.
(In thousands, except share and per share amounts)

CONSOLIDATED STATEMENTS	Quarter Ended		Year Ended
OF OPERATIONS DATA	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)
REVENUE
Product Development and
Licensing Agreements	$1,324	$1,480	$5,662	$3,716
Contracts and Grants	863	114	1,802	533
Product Royalties	2,546	1,394	7,716	3,207

Total Revenue	4,733	2,988	15,180	7,456

OPERATING EXPENSE
Research and Development	8,111	6,078	26,169	22,636
Royalty	2,727	1,526	8,397	3,711
General and Administrative	6,419	2,922	17,119	14,748
Gain on Sale of Assets	-	-	(604)	-
Charge for Purchased In-Process
Research and Development	-	-	-	14,756
Amortization of Acquired Intangible Assets	662	104	949	361

Total Operating Expense	17,919	10,630	52,030	56,212

Operating Loss	(13,186)	(7,642)	(36,850)	(48,756)

Investment and Other Income, Net	54	289	248	1,411
Interest Expense	(340)	(101)	(452)	(156)

Net Loss	$(13,472)	$(7,454)	$(37,054)	$(47,501)

Basic and Diluted Net Loss per
Common Share	$(0.43)	$(0.47)	$(1.87)	$(3.34)
Weighted Average Common
Shares Outstanding	31,629	15,773	19,823	14,217

CONDENSED CONSOLIDATED
BALANCE SHEETS			December 31,	December 31,
			2009	2008

ASSETS
Cash, Cash Equivalents and Marketable Securities			$82,453	$44,257
Other Current Assets			1,523	2,819
Property and Equipment, net			11,489	13,567
Intangible and Other Assets, net			39,709	9,150
Total Assets			$135,174	$69,793

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities			$14,407	$14,101
Long-Term Liabilities			47,529	37,558
Stockholders' Equity			73,238	18,134
Total Liabilities and Stockholders' Equity			$135,174	$69,793

CONTACT:
Celldex Therapeutics, Inc.
Anthony S. Marucci, 781-433-0771
President and CEO
or
Avery W. Catlin, 781-433-0771
Chief Financial Officer
IR@celldextherapeutics.com
or
For Media:
BMC Communications Group
Matthew Driscoll, 212-477-9007 x20
mdriscoll@bmccommunications.com